Consent of Independent Registered Public Accounting Firm

Naked Brand Group Inc.
Vancouver, British Columbia

We hereby consent to the use in the amended Prospectus constituting a part of this Amended Registration Statement of our report dated May 14, 2014, relating to the consolidated financial statements of Naked Brand Group Inc. which is contained in that amended Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the amended Prospectus.

/s/ BDO Canada LLP

Vancouver, British Columbia

October 2, 2014